TBS INTERNATIONAL PLC & SUBSIDIARIES                 EXHIBIT 10.2

AS AMENDED

Date    7 May 2010

ARGYLE MARITIME CORP.
CATON MARITIME CORP.
DORCHESTER MARITIME CORP.
LONGWOODS MARITIME CORP.
McHENRY MARITIME CORP.
SUNSWYCK MARITIME CORP.
as Joint and Several Obligors

– and –

THE ROYAL BANK OF SCOTLAND PLC
as Issuer

AMENDING AND RESTATING AGREEMENT

relating to
a guarantee facility of up to US$84,000,000

INDEX

Clause		Page
1	INTERPRETATION	1
2	AGREEMENT OF ALL PARTIES TO THE AMENDMENT OF THE FACILITY AGREEMENT AND EXISITING FINANCE DOCUMENTS	2
3	CONDITIONS PRECEDENT	2
4	REPRESENTATIONS AND WARRANTIES	2
5	AMENDMENT OF FACILITY AGREEMENT AND EXISTING FINANCE DOCUMENTS	3
6	FURTHER ASSURANCES	3
7	NOTICES	4
8	SUPPLEMENTAL	4
9	LAW AND JURISDICTION	4
EXECUTION PAGES		5
APPENDIX 1	FORM OF AMENDMENT AND RESTATED FACILITY AGREEMENT MARKED TO INDICATE AMENDMENTS TO THE LOAN AGREEMENT	7
APPEDIX 2	FORM OF CORPORATE GUARANTEE SUPPLEMENTS	8

THIS AGREEMENT is made on        7 May    2010

BETWEEN

(1)
ARGYLE MARITIME CORP., CATON MARITIME CORP., DORCHESTER MARITIME CORP., LONGWOODS MARITIME CORP., McHENRY MARITIME CORP. and SUNSWYCK MARITIME CORP., each a corporation organised and existing under the laws of the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 as joint and several obligors (the “Obligors”); and

(2)
THE ROYAL BANK OF SCOTLAND PLC, a company incorporated in Scotland having its registered office at 36 St. Andrew Square, Edinburgh EH2 2YB, Scotland acting through the Shipping Business Centre at 5-10 Great Tower Street, London EC3P 3HX, England as issuer (the “Issuer”).

BACKGROUND

(A)
By a facility agreement dated 29 March 2007 as amended by a supplemental agreement dated 27 March 2009, a side letter dated 31 December 2009 and a supplemental agreement dated 7 January 2010 (the “Facility Agreement”) each made between (inter alia) (i) the Obligors as joint and several obligors, (ii) the Issuer, it was agreed that the Issuer would make available to the Obligors a facility in an amount of up to Eighty four million United States Dollars (US$84,000,000).

(B)	Subject to the terms and conditions of this Agreement the Issuer has agreed with the Obligors:

(i)	to amend certain covenants in the Facility Agreement on the terms and conditions set out herein; and

(ii)	that the Obligors will pay additional fees.

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Defined expressions. Words and expressions defined in the Facility Agreement shall have the same meanings when used in this Agreement unless the context otherwise requires.

1.2	Definitions. In this Agreement, unless the contrary intention appears:

“Additional Fee Letter”  means any letter or letters dated on or about the date of this Agreement between the Obligors and the Issuer in respect of any additional fees;

“Amended and Restated Facility Agreement”  means the Facility Agreement as amended and restated by this Agreement in the form set out in Appendix 1;

“Corporate Guarantee Supplements”  means letters supplemental to each of the Corporate Guarantee and the New Corporate Guarantee executed or to be executed by the Corporate Guarantor and the New Corporate Guarantor for respectively in favour of the Security Trustee substantially in the forms set out in Appendix 2;

“Effective Date”  means the date on which the Issuer notifies the Obligors that the conditions precedent in Clause 3 have been fulfilled;

“Existing Finance Documents”  means the Finance Documents which have been executed prior to the date hereof; and

“Facility Agreement”  means the facility agreement dated 29 March 2007 as amended and supplemented from time to time and as first referred to in Recital (A).

1.3	Application of construction and interpretation provisions of Facility Agreement. Clauses 1.2, 1.5 and 1.6 of the Facility Agreement apply, with any necessary modifications, to this Agreement.

2	AGREEMENT OF ALL PARTIES TO THE AMENDMENT OF THE FACILITY AGREEMENT AND EXISTING FINANCE DOCUMENTS

2.1
Agreement of the parties to this Agreement.  The parties to this Agreement agree, subject to and upon the terms and conditions of this Agreement to the amendment of the Facility Agreement and the Existing Finance Documents to be made pursuant to Clauses 5.1, 5.2 and 5.3.

2.2	Effective Date. The agreement of the parties to this Agreement contained in Clause 2.1 shall have effect on and from the Effective Date.

3	CONDITIONS PRECEDENT

3.1	General. The agreement of the parties to this Agreement contained in Clause 2.1 is subject to the fulfilment of the conditions precedent in Clause 3.2.

3.2
Conditions precedent.  The conditions referred to in Clause 2.1 are that the Issuer shall have received the following documents and evidence in all respects in form and substance satisfactory to it and its lawyers on or before 14 May 2010 or such later date as the Issuer may agree with the Obligors:

(a)
in relation to the Obligors, the New Corporate Guarantor and the Corporate Guarantor, documents of the kind specified in paragraphs 2, 3, 4 and 5 of Part A of Schedule 2 of the Facility Agreement with appropriate modifications to refer to this Agreement, the Additional Fee Letter and the Corporate Guarantee Supplements insofar as each is a party thereto;

(b)	a duly executed original of this Agreement duly executed by the parties to it;

(c)	a duly executed original of the Additional Fee Letter;

(d)	a duly executed original of the Corporate Guarantee Supplements;

(e)	evidence that the Issuer has received the fee payable to it pursuant to the Additional Fee Letter;

(f)	documentary evidence that the agent for service of process named in Clause 25 of the Facility Agreement has accepted its appointment in respect of this Agreement; and

(g)
any further opinions, consents, agreements and documents in connection with this Agreement, the Additional Fee Letter and the Corporate Guarantee Supplements and the Finance Documents which the Agent may reasonably request by notice to the Obligors prior to the Effective Date.

4	REPRESENTATIONS AND WARRANTIES

4.1
Repetition of Facility Agreement representations and warranties.  The Obligors represent and warrant to the Issuer that the representations and warranties in clause 8 of the Facility Agreement, as amended and restated by this Agreement and updated with appropriate modifications to refer to this Agreement, remain true and not misleading if repeated on the date of this Agreement with reference to the circumstances now existing.

4.2
Repetition of representations and warranties under Existing Finance Documents.  The Obligors represent and warrant to the Issuer that the representations and warranties in the Existing Finance Documents to which they are a party, as amended and restated by this Agreement and updated with appropriate modifications to refer to this Agreement remain true and not misleading if repeated on the date of this Agreement with reference to the circumstances now existing.

5	AMENDMENT OF FACILITY AGREEMENT AND EXISTING FINANCE DOCUMENTS

5.1	Amendments to Facility Agreement

(a)
With effect on and from the Effective Date the Facility Agreement shall be, and shall be deemed by this Agreement to be, amended and restated in the form of the Amended and Restated Facility Agreement.

(b)	As so amended and restated pursuant to (a) above, the Facility Agreement shall continue to be binding on each of the parties to it in accordance with its terms.

5.2	Amendments to Existing Finance Documents. With effect on and from the Effective Date each of the Existing Finance Documents shall be, and shall be deemed by this Agreement to be, amended as follows:

(a)
the definition of, and references throughout each of the Existing Finance Documents to, the Facility Agreement and any of the Existing Finance Documents shall be construed as if the same referred to the Facility Agreement and those Existing Finance Documents as amended and restated or supplemented by this Agreement;

(b)
by construing references throughout each of the Existing Finance Documents to “the Finance Documents” and other like expressions as if the same included the Additional Fee Letter and the Corporate Guarantee Supplements; and

(c)
by construing references throughout each of the Existing Finance Documents to “this Agreement”, “this Deed”, “hereunder” and other like expressions as if the same referred to such Existing Finance Documents as amended and supplemented by this Agreement.

5.3	The Existing Finance Documents to remain in full force and effect. The Existing Finance Documents shall remain in full force and effect, as amended by:

(a)	the amendments contained or referred to in Clause 5.1 and 5.2; and

(b)	such further or consequential modifications as may be necessary to give full effect to the terms of this Agreement.

6	FURTHER ASSURANCES

6.1	Obligors’ obligations to execute further documents etc. The Obligors shall:

(a)
execute and deliver to the Issuer (or as it may direct) any assignment, mortgage, power of attorney, proxy or other document, governed by the law of England or such other country as the Issuer may, in any particular case, specify;

(b)	effect any registration or notarisation, give any notice or take any other step;

which the Issuer may, by notice to the Obligors, reasonably specify for any of the purposes described in Clause 6.2 or for any similar or related purpose.

6.2	Purposes of further assurances. Those purposes are:

(a)
validly and effectively to create any Security Interest or right of any kind which the Issuer intended should be created by or pursuant to the Facility Agreement or any other Finance Document, each as amended and restated or supplemented by this Agreement; and

(b)	implementing the terms and provisions of this Agreement.

6.3
Terms of further assurances.  The Issuer may specify the terms of any document to be executed by the Obligors under Clause 6.1, and those terms may include any covenants, powers and provisions which the Issuer considers appropriate to protect its interests.

7	NOTICES

7.1
General.  The provisions of clause 22 (Notices) of the Facility Agreement, as amended and restated by this Agreement, shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary modifications.

8	SUPPLEMENTAL

8.1	Counterparts. This Agreement may be executed in any number of counterparts.

8.2
Third party rights.  No person who is not a party to this Agreement has any right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

9	LAW AND JURISDICTION

9.1	Governing law. This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

9.2
Incorporation of the Facility Agreement provisions.  The provisions of clause 25 (Law and jurisdiction) of the Facility Agreement, as amended and restated by this Agreement, shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary modifications.

THIS AGREEMENT has been duly executed as a deed on the date stated at the beginning of this Agreement.

EXECUTION PAGES

OBLIGORS

EXECUTED and DELIVERED as a DEED	)
by	)
ARGYLE MARITIME CORP.	)
acting by Ellen Sofie Lokholm	)	/s/ Ellen Sofie Lokholm
)
its duly authorid attorney-in-fact	)
in the presence of: /s/ Keith Krut	)

EXECUTED and DELIVERED as a DEED	)
by	)
CATON MARITIME CORP.	)
acting by Ellen Sofie Lokholm	)	/s/ Ellen Sofie Lokholm
)
its duly authorised attorney-in-fact	)
in the presence of: /s/ Keith Krut	)

EXECUTED and DELIVERED as a DEED	)
by	)
DORCHESTER MARITIME CORP.	)
acting by Ellen Sofie Lokholm	)	/s/ Ellen Sofie Lokholm
)
its duly authorised attorney-in-fact	)
in the presence of: /s/ Keith Krut	)

EXECUTED and DELIVERED as a DEED	)
by	)
LONGWOODS MARITIME CORP.	)
acting by Ellen Sofie Lokholm	)	/s/ Ellen Sofie Lokholm
)
its duly authorised attorney-in-fact	)
in the presence of: /s/ Keith Krut	)

EXECUTED and DELIVERED as a DEED	)
by	)
McHENRY MARITIME CORP.	)
acting by Ellen Sofie Lokholm	)	/s/ Ellen Sofie Lokholm
)
its duly authorised attorney-in-fact	)
in the presence of: /s/ Keith Krut	)

EXECUTED and DELIVERED as a DEED	)
by	)
SUNSWYCK MARITIME CORP.	)
acting by Ellen Sofie Lokholm	)	/s/ Ellen Sofie Lokholm
)
its duly authorised attorney-in-fact	)
in the presence of: /s/ Keith Krut	)

ISSUER

EXECUTED and DELIVERED as a DEED	)
by	)
THE ROYAL BANK OF SCOTLAND PLC	)
PLC	)
acting by Andreas Georgion	)	/s/ Andreas Georgion
)
its duly authorised attorney-in-fact	)
in the presence of: /s/ Philip A. Cheesman

APPENDIX 1

FORM OF AMENDED AND RESTATED FACILITY AGREEMENT AS AMENDED

Dated as of 29 March 2007

ARGYLE MARITIME CORP.
CATON MARITIME CORP.
DORCHESTER MARITIME CORP.
LONGWOODS MARITIME CORP.
McHENRY MARITIME CORP.
SUNSWYCK MARITIME CORP.
as Joint and Several Obligors

– and –

THE ROYAL BANK OF SCOTLAND PLC
as Issuer

GUARANTEE FACILITY AGREEMENT

relating to
a US$84,000,000 guarantee facility

INDEX

Clause		Page

1	INTERPRETATION	1
2	GUARANTEE FACILITY	9
3	REDUCTION OF GUARANTEES	11
4	SETTLEMENT OF GUARANTEES	11
5	INDEMNITY OF THE OBLIGORs	11
6	DEFAULT INTEREST	14
7	CONDITIONS PRECEDENT	14
8	REPRESENTATIONS AND WARRANTIES	15
9	GENERAL UNDERTAKINGS and FINANCIAL covenants	17
10	CORPORATE UNDERTAKINGS	20
11	PAYMENTS AND CALCULATIONS	21
12	APPLICATION OF RECEIPTS	22
13	EVENTS OF DEFAULT	23
14	FEES AND EXPENSES	27
15	INDEMNITIES	27
16	NO SET-OFF OR TAX DEDUCTION	29
17	ILLEGALITY, ETC	30
18	INCREASED COSTS	30
19	SET‑OFF	32
20	TRANSFERS AND CHANGES IN ISSUING OFFICE	32
21	VARIATIONS AND WAIVERS	33
22	NOTICES	34
23	joint and several liability	35
24	SUPPLEMENTAL	36
25	LAW AND JURISDICTION	36
SCHEDULE 1 GUARANTEE ISSUE REQUEST		38
SCHEDULE 2 CONDITION PRECEDENT DOCUMENTS		39
SCHEDULE 3 FINANCIAL COVENANTS		42
SCHEDULE 4 FORM OF COMPLIANCE CERTIFICATE		51
EXECUTION PAGE		53
APPENDIX A FORM OF DELIVERY SECURITY ASSIGNMENT		55
APPENDIX b FORM OF corporate guarantee		56
APPENDIX c FORM OF guarantee		57
APPENDIX D FORM OF INTERCREDITOR AgreemenT		58

THIS AGREEMENT is made as of 29 March 2007

BETWEEN

(1)	ARGYLE MARITIME CORP., CATON MARITIME CORP., DORCHESTER MARITIME CORP., LONGWOODS MARITIME CORP., McHENRY MARITIME CORP. and SUNSWYCK MARITIME CORP., as Joint and Several Obligors; and

(2)	THE ROYAL BANK OF SCOTLAND PLC, as Issuer

BACKGROUND

The Issuer has agreed to make available to the Obligors a guarantee facility of up to $84,000,000 to provide performance guarantees in relation to the payment of the second, third and fourth scheduled stage payments payable under the shipbuilding contracts for each of six newbuilding multipurpose carriers to be built at Yahua Shipyard, China having hull nos. NYHS200720, NYHS200721, NYHS200722, NYHS200723, NYHS200724 and NYHS200725.

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Definitions. Subject to Clause 1.5, in this Agreement:

“Approved Managers”  means, Roymar Ship Management Inc., a company incorporated under the laws of New York and having a place of business at 612 East Grassy Sprain Road, Yonkers, New York 10710, USA or such other company as the Issuer may from time to time approve as manager of the Ships;

“Availability Period”  means the period commencing on the date of this Agreement and ending on:

(a)	30 April 2007 (or such later date as the Issuer may agree with the Obligors); or

(b)	if earlier, the date on which the Commitment is fully cancelled or terminated;

“Available Commitment”  means, at any time, the Commitment less the Outstandings at that time;

“Bank of America Facilities”  means the credit facilities made available to Albermarle Maritime Corp and others pursuant to the amended and restated credit agreement dated as of 28 March 2008 (as amended and in effect from time to time) and made between Albermarle Maritime Corp, the New Corporate Guarantor, Bank of America N.A. and others;

“Builder”  means Nantong Yahua Shipbuilding Co. Ltd., a corporation organised and existing under the laws of the People’s Republic of Chins, having its registered office at 1 Hongzha Road, Jiuweigang, Nantong Jiangsu P.C. 226 361, The People’s Republic of China;

“Business Day”  means a day on which banks are open for general business in London and, in respect of a day on which a payment is required to be made under a Finance Document, also in New York City;

“China Communications”  means China Communications Construction Company Ltd, a corporation organised and existing under the laws of the People’s Republic of China, having its registered office at No. C88, An Ding Men Wai Street, Beijing 100011, the People’s Republic of China;

“Commitment”  means $84,000,000 as that amount may be reduced, cancelled or terminated in accordance with this Agreement;

“Contract Price”  means, in relation to each Ship, the aggregate amount payable to the Seller pursuant to the terms of the Shipbuilding Contract for such Ship being in each case $35,420,000;

“Contractual Currency”  has the meaning given in Clause 15.4;

“Corporate Guarantee”  means a guarantee in the form set out in Appendix B;

“Corporate Guarantor”  means TBS International Limited, a company incorporated under the laws of Bermuda having its principal office at Suite 306, Commerce Building, One Chancery Lane, Hamilton HM12, Bermuda;

“Dispute”  has the meaning given to that term in Clause 25.6;

“Dollars” and “$”  means the lawful currency for the time being of the United States of America;

“Event of Default”  means any of the events or circumstances described in Clause 13.1;

“Fee Letter”  means any letter dated on or about the date of this Agreement between the Issuer and the Obligors setting out any fees referred to in Clause 14.1;

“Finance Documents”  means:

(a)	this Agreement;

(b)	the Corporate Guarantee;

(c)	the New Corporate Guarantee;

(d)	the Pre-delivery Security Assignments;

(e)	the Fee Letter;

(f)	the Intercreditor Agreement; and

(g)
any other document (whether creating a Security Interest or not) which is executed at any time by the Obligor or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Issuer under this Agreement or any of the other documents referred to in this definition;

“Financial Indebtedness”  means, in relation to a person (the “debtor”), a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility made available to the debtor;

(d)
under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor (other than normal trade credit not exceeding 180 days);

(e)
under any foreign exchange transaction, any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)
under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within paragraphs (a) to (e) if the references to the debtor referred to the other person;

“Guarantee”  means each guarantee issued or to be issued in favour of the Seller substantially in the form set out in Appendix C;

“Guarantee Issue Date”  means, in relation to a Guarantee, the date requested by the relevant Obligor for the Guarantee to be issued or (as the context requires) the date on which the Guarantee is actually issued;

“Guarantee Issue Request”  means, in relation to a Guarantee, a notice in the form of Schedule 1 (or in any other form which the Issuer approves or reasonably requires);

“Guaranteed Obligations”  means, in relation to a Guarantee, the actual and contingent, certain and future obligations and liabilities owed by the relevant Obligor to the Seller and secured by the Guarantee;

“Intercreditor Agreement”  means the intercreditor agreement executed or to be executed between the Obligors, the Issuer and the Security Trustee in the form set out in Appendix D;

“Issuer”  means The Royal Bank of Scotland plc, acting through the Shipping Business Centre, 5-10 Great Tower Street, London EC3P 3HX (or through another branch or office notified to the Issuer under Clause 20.6) or its direct or indirect successor or assign;

“LIBOR”  means, for any period for which a rate of interest is to be determined under this Agreement:

(a)
the rate per annum equal to the offered quotation for deposits in Dollars for a period equal to, or as near as possible equal to, that period which appears on REUTERS BBA Page LIBOR 01 at or about 11.00 a.m. (London time) on the Quotation Date for that period (and, for the purposes of this Agreement, “REUTERS BBA Page LIBOR 01” means the display designated as “REUTERS BBA Page LIBOR 01” on the Reuters Money News Service or such other page as may replace REUTERS BBA Page LIBOR 01 on that service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for Dollars); or

(b)
if no rate is quoted on REUTERS BBA Page LIBOR 01 the rate per annum determined by the Issuer to be the rate at which deposits in Dollars are offered to the Issuer by leading banks in the London Interbank Market at the Issuer’s request at or about 11.00 a.m. (London time) on the Quotation Date for that period for a period equal to that period and for delivery on the first Business Day of it;

“Loan Agreement”  means the loan agreement of even date herewith made between (among others) the Obligors as joint and several borrowers, the banks and financial institutions listed in the Schedule 1 thereto as lenders and the Security Trustee relating to a loan facility of up to $150,000,000;

“New Corporate Guarantee”  means the corporate guarantee executed or to be executed by the New Corporate Guarantor in favour of the Issuer, in such form as the New Corporate Guarantor and the Issuer may agree;

“New Corporate Guarantor”  means TBS International Public Limited Company, a company incorporated in Ireland having its registered office at Arthur Cox Building, Earlsfort Centre, Earlsfort terrace, Dublin 2, Ireland;

“Obligor A”  means Argyle Maritime Corp., being a corporation organised and existing under the laws of the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960;

“Obligor B”  means Caton Maritime Corp., being a corporation organised and existing under the laws of the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960;

“Obligor C”  means Dorchester Maritime Corp., being a corporation organised and existing under the laws of the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960;

“Obligor D”  means Longwoods Maritime Corp., being a corporation organised and existing under the laws of the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960;

“Obligor E”  means McHenry Maritime Corp., being a corporation organised and existing under the laws of the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960;

“Obligor F”  means Sunswyck Maritime Corp., being a corporation organised and existing under the laws of the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960;

“Obligors”  means together Obligor A, Obligor B, Obligor C, Obligor D, Obligor E and Obligor F and, in the singular, means any of them;

“Other Pre-delivery Security Assignments”  means the Pre-delivery Security Assignments as defined in the Loan Agreement;

“Outstanding Guarantee Amount”  means, in relation to a Guarantee, the maximum amount for which the Guarantee was issued less the aggregate amount of all reductions to it which have been made in accordance with the provisions of Clause 3.1;

“Outstandings”  means, at any time, the aggregate of the Outstanding Guarantee Amounts;

“Overall Agreement”  means the overall agreement dated 24 February 2007 relating to the Shipbuilding Contracts and made between the Corporate Guarantor and the Seller;

“Payment Currency”  has the meaning given in Clause 15.4;

“Permitted Security Interests”  means:

(a)	Security Interests created by the Finance Documents and Other Pre-delivery Security Assignments;

(b)
any Security Interest created in favour of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses where the relevant Obligor is actively prosecuting or defending such proceedings or arbitration in good faith; and

(c)
Security Interests arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;

“Pertinent Jurisdiction”,  in relation to a company, means:

(a)	England and Wales;

(b)	the country under the laws of which the company is incorporated or formed;

(c)	a country in which the company’s central management and control is or has recently been exercised;

(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)
a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)
a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c) above;

“Potential Event of Default”  means an event or circumstance which, with the giving of any notice, the lapse of time, a determination (where required) of the Issuer and/or the satisfaction of any other condition, would constitute an Event of Default;

“Pre-delivery Security Assignment”  means, in relation to each Shipbuilding Contract and corresponding Refund Guarantees, an assignment of the relevant Obligor’s rights under such Shipbuilding Contract and Refund Guarantees to be executed by the relevant Obligor in favour of the Issuer in the form set out in Appendix A;

“Quotation Date”  means, in relation to any period for which an interest rate is to be determined under any provision of a Finance Document, the day on which quotations would ordinarily be given by leading banks in the London Interbank Market for deposits in the currency in relation to which such rate is to be determined for delivery on the first day of that period;

“Refund Guarantee”  means, in relation to each Ship each refund guarantee issued by the Refund Guarantor in favour of the relevant Obligor pursuant to the Shipbuilding Agreement in respect of such Ship;

“Refund Guarantor”  means Bank of Communications acting through its branch at 33 Jin Rong Da Jie, Xichang District, Beijing 100032, The People’s Republic of China;

“Relevant Person”  has the meaning given in Clause 13.7;

“Security Interest”  means:

(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or assignment by way of security or any other security interest of any kind;

(b)	the security rights of a plaintiff under an action in rem; and

(c)
any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

“Security Party”  means the Corporate Guarantor, the New Corporate Guarantor and any other person who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the last paragraph of the definition of “Finance Documents” (but for the avoidance of doubt “Security Party” shall not include the Issuer and the creditor parties under the Loan Agreement);

“Security Period”  means the period commencing on the date of this Agreement and ending on the date on which the Issuer notifies the Obligors and the Security Parties that:

(a)	all amounts which have become due for payment by the Obligors or any Security Party under the Finance Documents have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;

(c)	none of the Obligors nor any Security Party has any future or contingent liability under Clause 14, 15 or 16 or any other provision of this Agreement or another Finance Document;

(d)
the Issuer does not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of an Obligor or a Security Party or in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document; and

(e)	each Guarantee has been returned to the Issuer by the Seller endorsed to the effect that it is cancelled;

“Security Trustee”  means The Royal Bank of Scotland plc acting in the capacity of security trustee in relation to the Loan Agreement and the loan facility to be made available thereunder;

“Seller”  means together China Communications and the Builder;

“Settlement Amount”  means, in relation to a Guarantee, the amount payable or as the case may be paid by the Issuer to the Seller in respect of the Guarantee;

“Settlement Date”  means, in relation to a Guarantee, the date on which payment of the Settlement Amount is due to the Seller in respect of the Guarantee;

“Ship A”  means the multipurpose bulk carrier of about 35,000 dwt having Builder’s Hull No. NYHS200720 to be constructed and sold by the Seller and to be purchased by Obligor A pursuant to the relevant Shipbuilding Contract;

“Ship B”  means the multipurpose bulk carrier of about 35,000 dwt having Builder’s Hull No. NYHS200721 to be constructed and sold by the Seller and to be purchased by Obligor B pursuant to the relevant Shipbuilding Contract;

“Ship C”  means the multipurpose bulk carrier of about 35,000 dwt having Builder’s Hull No. NYHS200722 to be constructed and sold by the Seller and to be purchased by Obligor C pursuant to the relevant Shipbuilding Contract;

“Ship D”  means the multipurpose bulk carrier of about 35,000 dwt having Builder’s Hull No. NYHS200723 to be constructed and sold by the Seller and to be purchased by Obligor D pursuant to the relevant Shipbuilding Contract;

“Ship E”  means the multipurpose bulk carrier of about 35,000 dwt having Builder’s Hull No. NYHS200724 to be constructed and sold by the Seller and to be purchased by Obligor E pursuant to the relevant Shipbuilding Contract;

“Ship F”  means the multipurpose bulk carrier of about 35,000 dwt having Builder’s Hull No. NYHS200725 to be constructed and sold by the Seller and to be purchased by Obligor F pursuant to the relevant Shipbuilding Contract;

“Shipbuilding Contract”  means, in relation to Ship A, the shipbuilding contract dated 24 February 2007 made between the Seller and Obligor A in respect of such Ship, in relation to Ship B, the shipbuilding contract dated 24 February 2007 made between the Seller and Obligor B in respect of such Ship, in relation to Ship C, the shipbuilding contract dated 24 February 2007 made between the Seller and Obligor C in respect of such Ship, in relation to Ship D, the shipbuilding contract dated 24 February 2007 made between the Seller and Obligor D in respect of such Ship, in relation to Ship E, the shipbuilding contract dated 24 February 2007 made between the Seller and Obligor E in respect of such Ship and, in relation to Ship F, the shipbuilding contract dated 24 February 2007 made between the Seller and Obligor F in respect of such Ship and in each case, as supplemented by the Overall Agreement;

“Ships”  means together Ship A, Ship B, Ship C, Ship D, Ship E and Ship F and, in the singular, means any of them; and

“Termination Date”  means:

(a)	in relation to the Guarantee to be issued in respect of Ship A, 28 February 2010;

(b)	in relation to the Guarantee to be issued in respect of Ship B, 31 August 2010;

(c)	in relation to the Guarantee to be issued in respect of Ship C, 31 January 2011;

(d)	in relation to the Guarantee to be issued in respect of Ship D, 31 May 2011;

(e)	in relation to the Guarantee to be issued in respect of Ship E, 30 March 2011; and

(f)	in relation to the Guarantee to be issued in respect of Ship F, 31 July 2011.

1.2	Construction of certain terms. In this Agreement:

“asset”  includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company”  includes any partnership, joint venture and unincorporated association;

“consent”  includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

“contingent liability”  means a liability which is not certain to arise and/or the amount of which remains unascertained;

“document”  includes a deed; also a letter, fax or telex;

“expense”  means any order or decree, any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

“law”  includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation, directive, decision or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

“legal or administrative action”  means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

“liability”  includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“months”  shall be construed in accordance with Clause 1.3;

“parent company”  has the meaning given in Clause 1.4;

“person” includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

“policy”,  in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“regulation”  includes any regulation, rule, official directive, request or guideline whether or not having the force of law of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

“subsidiary”  has the meaning given in Clause 1.4; and

“tax”  includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine.

1.3
Meaning of “month”.  A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)
on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)
on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day;

and “month” and “monthly” shall be construed accordingly.

1.4	Meaning of “subsidiary”. A company (S) is a subsidiary of another company (P) if:

(a)
a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)	P has direct or indirect control over a majority of the voting rights attaching to the issued shares of S; or

(c) P has the direct or indirect power to appoint or remove a majority of the directors of S; or

(d)	P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P;

and any company of which S is a subsidiary is a parent company of S.

1.5	General Interpretation. In this Agreement:

(a)
references in Clause 1.1 to a Finance Document or any other document being in the form of a particular appendix include references to that form with any modifications to that form which the Issuer approves or reasonably requires;

(b)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(c)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

(d)	words denoting the singular number shall include the plural and vice versa; and

(e)	Clauses 1.1 to 1.5 apply unless the contrary intention appears.

1.6	Headings. In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-clause and other headings in that and any other Finance Document shall be entirely disregarded.

2	GUARANTEE FACILITY

2.1
Availability of guarantee facility.  Subject to the other provisions of this Agreement, the Issuer shall make available to the Obligors a guarantee facility in an amount of $84,000,000 which shall be made available by the following Guarantees:

(a)
a Guarantee in an amount not exceeding $14,000,000 as a performance guarantee in favour of the Seller to secure the second, third and fourth instalments of the Contract Price due from the relevant Obligor under the Shipbuilding Contract for Ship A;

(b)
a Guarantee in an amount not exceeding $14,000,000 as a performance guarantee in favour of the Seller to secure the second, third and fourth instalments of the Contract Price due from the relevant Obligor under the Shipbuilding Contract for Ship B;

(c)
a Guarantee in an amount not exceeding $14,000,000 as a performance guarantee in favour of the Seller to secure the second, third and fourth instalments of the Contract Price due from the relevant Obligor under the Shipbuilding Contract for Ship C;

(d)
a Guarantee in an amount not exceeding $14,000,000 as a performance guarantee in favour of the Seller to secure the second, third and fourth instalments of the Contract Price due from the relevant Obligor under the Shipbuilding Contract for Ship D;

(e)
a Guarantee in an amount not exceeding $14,000,000 as a performance guarantee in favour of the Seller to secure the second, third and fourth instalments of the Contract Price due from the relevant Obligor under the Shipbuilding Contract for Ship E;

(f)
a Guarantee in an amount not exceeding $14,000,000 as a performance guarantee in favour of the Seller to secure the second, third and fourth instalments of the Contract Price due from the relevant Obligor under the Shipbuilding Contract for Ship F.

2.2
Request for issue of Guarantees.  Subject to the following conditions, an Obligor may make a request for a Guarantee to be issued by ensuring that the Issuer receives a completed Guarantee Issue Request not later than 11 a.m. (London time) 3 Business Days prior to the intended Guarantee Issue Date.

2.3	Availability. The conditions referred to in Clause 2.2 are that:

(a)	a Guarantee Issue Date has to be a Business Day during the Availability Period;

(b)	the maximum amount of a Guarantee shall be $14,000,000 and shall not, when aggregated with the amount of all other issued Guarantees, exceed the Commitment;

(c)	the Issuer must receive, together with the Guarantee Issue Request, a final draft of the form of Guarantee which it is being requested to issue on the intended Guarantee Issue Date; and

(d)	the form of each Guarantee has to be approved in writing by the Issuer at least 2 Business Days prior to the intended Guarantee Issue Date but it must in any event contain express provisions:

(i)	limiting the total amount payable by the Issuer under it to a stated maximum amount in Dollars; and

(ii)	stating that it shall expire or be reduced to zero not later than the relevant Termination Date.

2.4
Cancellation of guarantee facility.  The Obligor may cancel the Available Commitment in whole or in part subject to the condition that the Issuer has received from the Obligor at least 7 Business Days’ prior written notice specifying the amount to be cancelled and the date on which the cancellation is to take effect.  The Commitment shall be reduced permanently by the amount of the Available Commitment so cancelled.

2.5
Change of beneficial ownership of Obligors or the Corporate Guarantor.  If without the consent of the Issuer a change occurs after the date of this Agreement in the ultimate beneficial ownership of any shares in any Obligor or the Corporate Guarantor or in the ultimate voting rights attaching to any of those shares from that disclosed to the Issuer pursuant to Schedule 2 Part A 10:

(a)	the Obligors shall promptly notify the Issuer upon becoming aware of that event; and

(b)
the Issuer shall not be obliged to provide a Guarantee requested in a Guarantee Issue Request and the Issuer may, by not more than 10 days’ notice to the Obligors cancel the Available Commitment and require the Obligors either to procure the cancellation of any issued Guarantees or to provide cash security in respect of such issued Guarantees on the same terms mutatis mutandis as set out in Clause 5.6.

3	REDUCTION OF GUARANTEES

3.1	Reduction of Outstanding Guarantee Amounts. The Outstanding Guarantee Amount of a Guarantee shall not be treated as reduced for the purposes of this Agreement unless and until:

(a)	the Issuer has received a written confirmation from the Seller of the amount of such reduction; or

(b)
the Issuer has notified the relevant Obligor in writing that (notwithstanding the absence of a written confirmation from the Seller) it is satisfied that its liability under the Guarantee has been irrevocably reduced or discharged; or

(c)	the amount of the Guarantee irrevocably and unconditionally reduces in accordance with its terms; or

(d)
the expiry date of the Guarantee elapses and the Issuer has notified the relevant Obligor in writing that it is satisfied that no claim or demand has been made, or may thereafter be made, under the Guarantee, such notification not to be unreasonably withheld or delayed.

4	SETTLEMENT OF GUARANTEES

4.1
Notification of Settlement Amounts.  The Issuer shall, immediately after receiving a demand from, or after being notified by, the Seller that it is required to make payment under a Guarantee, notify the relevant Obligor that such payment is due and of the Settlement Amount and the Settlement Date.

4.2	Relevant Obligor’s settlement obligation. The relevant Obligor shall:

(a)	immediately after notification from the Issuer under Clause 4.1, acknowledge to the Issuer that it will reimburse the Settlement Amount; and

(b)	pay to the Issuer the Settlement Amount in Dollars on the Settlement Date.

4.3
Relevant Obligor’s failure to reimburse.  If the relevant Obligor fails to reimburse the Settlement Amount to the Issuer on the Settlement Date pursuant to Clause 4.2, it shall pay to the Issuer interest on the Settlement Amount from the Settlement Date to the date the Issuer is reimbursed by the relevant Obligor at the rate described in Clause 6 such interest to be compounded in accordance with Clause 6.6 and payable on demand.

5	INDEMNITY OF THE OBLIGORS

5.1	Obligors’ undertaking to indemnify. Each Obligor agrees that it shall:

(a)	pay to the Issuer upon demand by the Issuer an amount equal to each amount:

(i)	demanded from the Issuer under a Guarantee; or

(ii)	paid by the Issuer to the Seller under Clause 5.8;

and which is not otherwise fully reimbursed, paid or repaid by the Obligors under this Agreement;

(b)
indemnify, as a principal and independent debtor, the Issuer on demand against all actions, claims, demands, liabilities, costs, losses, damages and expenses incurred, suffered or sustained or any penalty or other expenditure which may result or which the Issuer may incur, suffer or sustain in connection with or arising out of or in relation to any Guaranteed Obligations and/or the payment under or other performance of a Guarantee (including without limitation any correspondent bank charges).

5.2	Guarantee payments. Each Obligor:

(a)	irrevocably authorises the Issuer to make any payment demanded from it pursuant to a Guarantee if that demand is made in accordance with its terms;

(b)
accepts that any demand for payment made by the Seller pursuant to a Guarantee and which is made in accordance with its terms shall be conclusive evidence that the Issuer was liable to make payment under the Guarantee and any payment which the Issuer makes pursuant to any such demand shall be accepted by the Obligors as binding upon the Obligors; and

(c)
acknowledges and agrees that the Issuer shall not in any circumstances whatsoever be liable to the Obligors in respect of any loss or damage suffered by the Obligors by reason of the Issuer making a payment to the Seller in connection with any payment demanded under a Guarantee.

5.3	Continuing indemnities. The liabilities and obligations of the Obligors under the indemnities set out in Clause 5.1 shall remain in force as a continuing security until:

(a)	the full, prompt and complete performance of all the terms of such indemnities including the proper and valid payment of all amounts that may become due to the Issuer under this Clause 5.3; and

(b)	subject to Clause 5.4, an absolute discharge or release of the Obligors signed by the Issuer;

and accordingly the Obligors shall not have, as regards those indemnities, any of the rights or defences of a surety.

5.4
Discharges.  Any such discharge or release referred to in Clause 5.3, and any composition or arrangement which the Obligors may effect with the Issuer, shall be deemed to be made subject to the condition that it will be void if any payment or security which the Issuer, may previously have received or may thereafter receive is set aside under any applicable law or proves to have been for any reason invalid.

5.5
No impairment.  Without limiting the generality of Clauses 5.3 and 5.4, the Obligors shall neither be discharged from any of their liabilities or obligations under Clause 5.1 by, nor have any claim against the Issuer in respect of:

(a)	any misrepresentation or non-disclosure respecting the affairs or condition of the Issuer made to the Obligors by any person; or

(b)	the Seller and/or the Issuer releasing or granting any time or any indulgence whatsoever or making any settlement, composition or arrangement with the Obligors, the Seller or any other person; or

(c)
the Seller and/or the Issuer asserting or pursuing, failing or neglecting to assert or pursue, or delaying in asserting or pursuing, or waiving, any of their rights or remedies against the Obligors, the Seller or any other person; or

(d)
the Seller and/or the Issuer and/or the Obligors, with the consent of the Obligors (or with or without the consent of the Obligors in the case of any variation agreed between the Seller and the Obligors or the person whose obligations are guaranteed thereby), making, whether expressly or by conduct, any variation to any Guaranteed Obligations or a Guarantee; or

(e)	the Seller and/or the Issuer and/or the Obligors:

(i)
taking, accepting, varying, dealing with, enforcing, abstaining from enforcing, surrendering or releasing any security in relation to the Seller or the Issuer or any Obligor or any other person in such manner as it or they think fit; or

(ii)
claiming, proving for, accepting or transferring any payment in respect of the obligations and liabilities of any Obligor and/or the Seller relative to any Guaranteed Obligations or under this Agreement in any composition by, or winding up of, any Obligor and/or any third party or abstaining from so claiming, proving, accepting or transferring; or

(f)	any assignment or transfer by the Seller of, or any succession to, any of its rights relative to any Guaranteed Obligations or a Guarantee.

5.6
Provision of cash collateral security.  Forthwith upon, or at any time following the occurrence of an Event of Default which is continuing the Issuer shall be entitled (but not obliged) to demand payment by the Obligors of, and the Obligors forthwith upon such demand shall pay to the Issuer for credit to an account of the Obligors with the Issuer (subject to such Security Interest as the Issuer may reasonably specify or require), such amount as shall be the aggregate of:

(i)	any Settlement Amount then due from the Obligors to the Issuer pursuant to Clause 4.2 and not reimbursed; and

(ii)	the Outstandings.

5.7
Application of cash collateral security.  Subject always to the overriding provisions of Clause 15, moneys received by the Issuer pursuant to Clause 5.6 shall be applied (as between the Obligors on the one hand and the Issuer on the other) in the following manner:

(a)	firstly, in or towards payment of any Settlement Amount then due from the Obligors to the Issuer pursuant to Clause 4.2 and not reimbursed;

(b)
secondly, in payment to the Issuer for application from time to time by it (and the Obligors hereby irrevocably authorise the Issuer so to apply any such moneys) in or towards payment of, or reimbursement to the Issuer for, any amount which the Issuer shall or may at any time and from time to time thereafter pay or be or become liable to pay to the Seller under or pursuant to or in connection with a Guarantee (including any amount payable under Clause 5.8); and

(c)	thirdly, in or towards payment of all other sums which may be owing to the Issuer under or in connection with a Guarantee.

5.8	Negotiation with the Seller. Each Obligor:

(a)
irrevocably authorises the Issuer to negotiate with the Seller at any time after the occurrence of any Event of Default which is continuing with a view to arranging for the prepayment by the Issuer, for the account of the Obligors of any Guaranteed Obligations; and

(b)
agrees that at any time after the occurrence of any Event of Default which is continuing the Issuer shall be entitled (but not, so far as the Obligors are concerned, bound) to pay to the Seller, in such manner and upon such terms as the Issuer and the Seller shall agree, any Guaranteed Obligations.

6	DEFAULT INTEREST

6.1
Payment of default interest on overdue amounts.  The Obligors shall pay interest in accordance with the following provisions of this Clause 6 on any amount payable by the Obligors under any Finance Document which the Issuer does not receive on or before the relevant date, that is:

(a)	the date on which the Finance Documents provide that such amount is due for payment; or

(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served on the Obligors; or

(c)	if such amount has become immediately due and payable under Clause 13.4, the date on which it became immediately due and payable.

6.2
Default rate of interest.  Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Issuer to be 1.5 per cent. above, the rate set out in Clause 6.3.

6.3
Calculation of default rate of interest.  The rate referred to in Clause 6.2 is, in respect of successive periods of any duration (including at call) up to 3 months which the Issuer may select from time to time:

(a)	LIBOR; or

(b)
if the Issuer determines that Dollar deposits for any such period are not being made available to it by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Issuer by reference to the cost of funds to it from such other sources as the Issuer may from time to time determine.

6.4
Notification of interest periods and default rates.  The Issuer shall promptly notify the Obligors of each interest rate determined by it under Clause 6.3 and of each period selected by it for the purposes of that Clause; but this shall not be taken to imply that the Obligors are liable to pay such interest only with effect from the date of the Issuer’s notification.

6.5
Payment of accrued default interest.  Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined.

6.6	Compounding of default interest. Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

7	CONDITIONS PRECEDENT

7.1	Documents, fees and no default. The Issuer’s obligation to issue any Guarantee is subject to the following conditions precedent:

(a)	that, on or before the service of the first Guarantee Issue Request, the Issuer receives the documents described in Part A of Schedule 2 in form and substance satisfactory to it;

(b)	that, on or before a Guarantee Issue Date but prior to the issue of a Guarantee, the Issuer receives the documents described in Part B of Schedule 2 in a form satisfactory to it;

(c)	that, on or before each Guarantee Issue Date, the Issuer has received all arrangement and commitment fees payable pursuant to Clause 18.1;

(d)	that both at the date of each Guarantee Issue Request and at each Guarantee Issue Date:

(i)	no Event of Default or Potential Event of Default has occurred and is continuing or would result from the issue of the Guarantee; and

(ii)
the representations and warranties in Clause 8.1 and those of the Obligors or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing;

(e)
that the Issuer has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Issuer may reasonably request by notice to the Obligors prior to the Guarantee Issue Date.

7.2
Waivers of conditions precedent.  If the Issuer, at its discretion, permits any Guarantee to be issued before certain of the conditions referred to in Clause 7.1 are satisfied, the Obligor shall ensure that those conditions are satisfied within 14 Business days after the Guarantee Issue Date (or such longer period as the Issuer may specify).

8	REPRESENTATIONS AND WARRANTIES

8.1	General. Each Obligor represents and warrants to the Issuer as follows.

8.2	Status. It is duly incorporated and validly existing and in good standing under the laws of the Marshall Islands.

8.3
Share capital and ownership.  It has an authorised share capital of 500 registered and/or bearer shares without par value, all of which shares have been issued, and the legal title and beneficial ownership of all those shares is held, free of any Security Interest or other claim, by Westbrook Holdings Limited.

8.4	Corporate power. It has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)	to execute the Shipbuilding Contract to which it is a party and to purchase and pay for its Ship under that Shipbuilding Contract;

(b)	to execute the Finance Documents to which it is a party; and

(c)	to make all the payments contemplated by, and to comply with, those Finance Documents.

8.5	Consents in force. All the consents referred to in Clause 8.4 remain in force and nothing to the best of the Obligors’ knowledge and belief has occurred which makes any of them liable to revocation.

8.6
Legal validity; effective Security Interests.  The Finance Documents to which it is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)	constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms; and

(b)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate;

subject to any relevant insolvency laws affecting creditors’ rights generally and subject to any qualifications as to matters of law which are specifically referred to in any legal opinion delivered to the Issuer pursuant to Schedule 2.

8.7	No third party Security Interests. Without limiting the generality of Clause 8.6, at the time of the execution and delivery of each Finance Document:

(a)	the relevant Obligor or Obligors which are a party to that Finance Document will have the right to create all the Security Interests which that Finance Document purports to create; and

(b)
no third party will to the best of the Obligors’ knowledge and belief have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which a Security Interest created by a Finance Document, relates.

8.8
No conflicts.  The execution by that Obligor of each Finance Document to which it is a party and its compliance with each Finance Document to which it is a party will not involve or lead to a contravention of:

(a)	any law or regulation in force at the date of this Agreement; or

(b)	the constitutional documents of that Obligor; or

(c)	any contractual or other obligation or restriction which is binding on that Obligor or any of its assets.

8.9
No withholding taxes.  No tax is imposed in any jurisdiction in which that Obligor is ordinarily resident for tax by way of withholding or deduction or otherwise on any payment to be made under this Agreement.

8.10	No default. No Event of Default or Potential Event of Default has occurred and is continuing.

8.11
Information.  All information which has been provided in writing by or on behalf of the Obligors or any Security Party to the Issuer in connection with any Finance Document was to the best of the Obligors’ knowledge and belief true and not misleading as at the time it was given; all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 9.6; and there has been no material adverse change in the financial position or state of affairs of the Obligors from that disclosed in the latest of those accounts.

8.12
No litigation.  No legal or administrative action involving the Obligors has been commenced or taken or, to that Obligor’s knowledge, is likely to be commenced or taken which, in either case, would be likely to have a material adverse effect on the Obligors’ financial position or profitability.

8.13
Validity and completeness of Shipbuilding Contracts.  Each Shipbuilding Contract constitutes valid, binding and enforceable obligations of the Seller and the relevant Obligor respectively in accordance with its terms subject to any relevant insolvency laws affecting creditors’ rights generally and:

(a)	each copy of the Shipbuilding Contracts delivered to the Issuer before the date of this Agreement is a true and complete copy; and

(b)	no amendments or additions to the Shipbuilding Contracts have been agreed nor has any Obligor or the Seller waived any of their respective rights under the Shipbuilding Contracts.

8.14
No rebates etc.  There is no agreement or understanding to allow or pay any rebate, premium, commission, discount or other benefit or payment (howsoever described) to the Obligors, the Seller or a third party in connection with the purchase by the Obligors of the Ships, other than as disclosed to the Issuer in writing on or prior to the date of this Agreement.

8.15	Compliance with certain undertakings. At the date of this Agreement, each Obligor is in compliance with Clause 9.12 and (save as disclosed in writing to the Issuer) Clauses 9.3 and 9.8.

8.16	Taxes paid. Each Obligor has paid all taxes applicable to, or imposed on or in relation to it or its business.

8.17
Conformity of Financial Covenants.  The financial covenants set out in Schedule 3 conform to the financial covenants given by the New Corporate Guarantor and its subsidiaries under the Bank of America Facilities.

9	GENERAL UNDERTAKINGS AND FINANCIAL COVENANTS

9.1	General. Each Obligor undertakes with the Issuer to comply with the following provisions of this Clause 9 at all times during the Security Period, except as the Issuer may otherwise permit.

9.2	No disposal of assets.

(a)	No Obligor will transfer or otherwise dispose of:

(i)
its rights under the Shipbuilding Contract to which it is a party, whether by one transaction or a number of transactions, whether related or not save where the Guarantee relating thereto has been cancelled or where that Obligor has provided cash security in relation to such Guarantee on the same terms mutatis mutandis as set out in Clause 5.6; or

(ii)	any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation.

(b)
No Obligor will create or permit to arise any Security Interest (except for Permitted Security Interests) over its rights under the Shipbuilding Contract and the Refund Guarantees to which it is a party.

9.3	No other liabilities or obligations to be incurred. No Obligor will incur any liability or obligation except:

(a)	liabilities and obligations under the Shipbuilding Contract, the Finance Documents, the Loan Agreement and the Finance Document (as defined in the Loan Agreement) to which it is a party; and

(b)
liabilities or obligations incurred in the ordinary course of supervising the construction of, providing supplies for, operating and chartering its Ship (and for the avoidance of doubt the management fees payable by the Obligors to the Approved Managers shall be a permitted expense); and

(c)	provided the terms of Clause 10.3(c) are complied with, inter-company Indebtedness from other companies which are in the same ultimate beneficial ownership as the Obligors.

9.4
Information provided to be accurate.  All financial and other information which is provided in writing by or on behalf of each Obligor under or in connection with any Finance Document will to the best of that Obligor’s knowledge and belief be true and not misleading and will not omit any material fact or consideration which, if disclosed would reasonably be expected to adversely affect the decision of a person considering whether to enter into this Agreement.

9.5	Provision of financial statements. Each Obligor will procure that there is sent to the Issuer:

(a)
as soon as possible, but in no event later than 120 days after the end of each of the Corporate Guarantor’s and the New Corporate Guarantor’s financial years, the annual audited accounts of the Corporate Guarantor and the New Corporate Guarantor and each of their consolidated subsidiaries;

(b)
as soon as possible, but in no event later than 30 days after the end of each quarter in each of the Corporate Guarantor’s and the New Corporate Guarantor’s financial years unaudited accounts of the Corporate Guarantor and the New Corporate Guarantor and each of their consolidated subsidiaries which are certified as to their correctness by its chief financial officer;

(c)
by the New Corporate Guarantor on a monthly basis, and in no event later than the 20th day of each month, monthly management information including information from the preceding month in respect of sales, operating profit, net income, EBITDA and available liquidity each on a consolidated basis and each compared against the relevant budget numbers for that month; and

(d)
by the New Corporate Guarantor on a monthly basis, and in no event later than the 30th day of each month, updated financial projections including but not limited to revenues, operating expenses, net income, cash balances, loan balances, working capital requirements and equity for the period up to and including the following 24 months.

9.6	Form of financial statements. All accounts (audited and unaudited) delivered under Clause 9.5 will:

(a)	be prepared in accordance with all applicable laws and generally accepted accounting principles of the U.S.A. consistently applied;

(b)	give a true and fair view of the financial condition of the relevant Obligor at the date of those accounts and of its profit for the period to which those accounts relate; and

(c)	fully disclose or provide for all significant liabilities of the relevant Obligor.

9.7
Shareholder and creditor notices.  Each Obligor will send the Issuer, at the same time as they are despatched, copies of all communications which are despatched to its shareholders or creditors or any class of them.

9.8	Consents. Each Obligor will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Issuer of, all consents required:

(a)	for that Obligor to perform its obligations under any Finance Document to which it is a party;

(b)	for the validity or enforceability of any Finance Document to which it is a party;

and the Obligor will comply with the terms of all such consents.

9.9	Maintenance of Security Interests. Each Obligor will:

(a)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(b)
without limiting the generality of paragraph (a), at its own cost, promptly register, file, record or enrol any Finance Document with any applicable court or authority, pay any applicable stamp, registration or similar tax in respect of any Finance Document, give any notice or take any other step which, in the reasonable opinion of the Issuer is or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

9.10
Notification of litigation.  Each Obligor will provide the Issuer with details of any legal or administrative action involving any Obligor or any Security Party promptly upon becoming aware of the same where such legal or administrative action might, if adversely determined, have a material adverse effect on the ability of that Obligor to perform its obligations under any Finance Document to which it is a party

9.11
No amendment to Shipbuilding Contracts.  No Obligor will agree to any amendment or supplement to, or waive or fail to enforce, the Shipbuilding Contract to which it is a party or any of its provisions (and for the purposes of this Clause 9.11 an amendment of a Shipbuilding Contract will always be material if alone or with any previous variations it increases the Contract Price thereunder by more than 5%).

9.12
Chief Executive Office.  Each Obligor will maintain its chief executive office, and keep its corporate documents and records, at Suite 306, Commerce Building, One Chancery Lane, Hamilton, MH12, Bermuda.

9.13
Confirmation of no default.  Each Obligor will, within 2 Business Days after service by the Issuer of a written request, serve on the Issuer a notice which is signed by the representative director of such Obligor and which:

(a)	states that no Event of Default or Potential Event of Default has occurred and is continuing; or

(b)	states that no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given.

9.14	Notification of default. Each Obligor will notify the Issuer as soon as it becomes aware of:

(a)	the occurrence of an Event of Default or a Potential Event of Default; or

(b)	any matter which indicates that an Event of Default or a Potential Event of Default may have occurred and is continuing;

and will keep the Issuer fully up-to-date with all developments.

9.15	Provision of further information. Each Obligor will, as soon as practicable after receiving the request, provide the Issuer with any additional financial or other information relating:

(a)	to it and its Shipbuilding Contract; or

(b)	to any other matter relevant to, or to any provision of, a Finance Document;

which may be reasonably requested by the Issuer at any time.

9.16	Financial Covenants.

(a)	the Obligors undertake to comply at all times with the financial covenants set out in Schedule 3;

(b)
the Obligors shall provide to the Issuer within 60 days after the end of each financial quarter of the New Corporate Guarantor’s financial year a compliance certificate in the form set out in Schedule 4 executed by the chief financial officer of the New Corporate Guarantor and confirming that the financial covenants set out in Schedule 3 have been complied with during each financial quarter;

(c)	a formal review of the financial covenants set out in Schedule 3 will be undertaken by the Issuer upon expiry and prepayment of the Bank of America Facilities whichever is earlier; and

(d)	the parties to this Agreement shall review the financial covenants set out in Schedule 3 on or around 1 May 2012.

9.17
No Dividends.  As long as no Event of Default has occurred or would occur as a result of the payment of any dividend or the making of any distribution the Obligors may pay any dividends or make other forms of distributions to the New Corporate Guarantor.  The Obligors shall procure that the New Corporate Guarantor does not pay any dividend or make any other form of distribution Provided that so long as no Event of Default has occurred or would occur as a result of the payment of any dividend or the making of any distribution the New Corporate Guarantor may withhold stock in order that it be sold and the proceeds used solely to pay any payroll withholding taxes as required in connection with stock bonuses made to employees of the New Corporate Guarantor and its subsidiaries.

9.18
Financial Covenants in other facilities.  The Obligors undertake to provide and to procure that the New Corporate Guarantor provides the Creditor Parties with the benefit of any additional or more favourable financial covenants provided to other financing parties under other or future financing agreements in order that the Creditor Parties shall be treated no less favourably than any other of the financing parties to the New Corporate Guarantor and/or any of its subsidiaries by providing details of such financial covenants in order that appropriate amendments can be made by this Agreement and the relevant Finance Documents.

9.19	Provisions of Loan Agreement. The provisions of clauses 11.23, 11.24, 11.25 and 11.26 of the Loan Agreement shall apply to this Agreement mutatis mutandis.

10	CORPORATE UNDERTAKINGS

10.1	General. Each Obligor also undertakes with the Issuer to comply with the following provisions of this Clause 10 at all times during the Security Period except as the Issuer may otherwise permit.

10.2	Maintenance of status. Each Obligor will maintain its separate corporate existence and remain in good standing under the laws of the Marshall Islands.

10.3	Negative undertakings. No Obligor will:

(a)	carry on any business other than in relation to the construction, purchase and eventual ownership, chartering and operation of its Ship; or

(b)	effect any form of redemption, purchase or return of share capital; or

(c)	provide any form of credit or financial assistance to:

(i)	a person who is directly or indirectly interested in that Obligor’s share or loan capital; or

(ii)	any company in or with which such a person is directly or indirectly interested or connected;

or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to that Obligor than those which it could obtain in a bargain made at arms’ length provided however that prior to an Event of Default which is continuing that Obligor may provide loans to or incur inter-company Indebtedness from other subsidiaries of the New Corporate Guarantor and may service such inter-company Indebtedness provided that in the case of any such inter- company Indebtedness the relevant lending company has first executed an agreement in favour of the Issuer fully subordinating the rights of such lending company in respect of such Indebtedness to those of the Issuer under the Finance Documents and assigning its rights in respect of any loan agreements relating to such inter-company Indebtedness made between it and the Obligors;

(d)	issue, allot or grant any person a right to any shares in its capital or repurchase or reduce its issued share capital;

(e)
acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks, or enter into any transaction in a derivative; or

(f)	enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation.

11	PAYMENTS AND CALCULATIONS

11.1	Currency and method of payments. All payments to be made by the Obligors to the Issuer under a Finance Document shall be made to the Issuer:

(a)	by not later than 11.00 a.m. (New York City time) on the due date;

(b)
in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Issuer shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement); and

(c)
to the account of the Issuer at American Express Bank Limited, 3 World Financial Centre, 23rd Floor, New York, NY 10285-2300 USA Account No 000261123 for credit to the Issuer reference “TBS : Argyle and Others : Guarantee Facility”, or to such other account with such other bank as the Issuer may from time to time notify to the Obligors.

11.2	Payment on non-Business Day. If any payment by the Obligors under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day;

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

11.3
Basis for calculation of periodic payments.  All interest and commitment fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

11.4
Issuer accounts.  The Issuer shall maintain an account showing any and all sums owing to the Issuer from the Obligors and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Obligors and any Security Party.

11.5
Accounts prima facie evidence.  If the account maintained under Clause 11.4 shows an amount to be owing by the Obligors or a Security Party to the Issuer, that account shall be prima facie evidence that that amount is owing to the Issuer.

12	APPLICATION OF RECEIPTS

12.1	Normal order of application. Except as any Finance Document may otherwise provide, any sums which are received or recovered by the Issuer under or by virtue of any Finance Document shall be applied:

(a)
FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents (or any of them) in such order of application and/or such proportions as the Issuer may specify by notice to the Obligors and the Security Parties;

(b)
SECONDLY: in retention of an amount equal to any amount not then due and payable under any Finance Document but which the Issuer, by notice to the Obligors and the Security Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of this Clause; and

(c)	THIRDLY: any surplus shall be paid to the Obligors or to any other person appearing to be entitled to it.

12.2
Variation of order of application.  The Issuer may, by notice to the Obligors and the Security Parties, provide for a different manner of application from that set out in Clause 12.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.

12.3
Notice of variation of order of application.  The Issuer may give notices under Clause 12.2 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

12.4
Appropriation rights overridden.  This Clause 12 and any notice which the Issuer gives under Clause 12.2 shall override any right of appropriation possessed, and any appropriation made, by the Obligors or any Security Party.

13	EVENTS OF DEFAULT

13.1	Events of Default. An Event of Default occurs if:

(a)
any Obligor or any Security Party fails to pay when due or (if so payable) on demand any sum payable under a Finance Document (and so that for this purpose (i) sums payable on demand shall be treated as having been paid when due within 3 Business Days of receipt of the demand and (ii) if the failure is caused by a disruption to the payments system referred to in Clause 11.1(b) which disruption is beyond the control of the Obligors, such failure shall not constitute an Event of Default if payment is made within 3 Business days of its due date); or

(b)	any breach occurs of Clause 7.2, 9.3, 10.2 or 10.3; or

(c)	any breach occurs of Clause 9.16(a); or

(d)
any breach by any Obligor or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraph (a) or (b)) and if, in the opinion of the Issuer, such default is capable of remedy, such default continues unremedied 10 Business days after written notice from the Issuer requesting action to remedy the same; or

(e)
any representation, warranty or statement made by, or by an officer of, any Obligor or a Security Party in a Finance Document or in a Guarantee Issue Request or any other notice or document relating to a Finance Document is untrue or misleading in any material respect when it is made; or

(f)	any of the following occurs in relation to any Financial Indebtedness of a Relevant Person:

(i)	any Financial Indebtedness of a Relevant Person is not paid when due or, if so payable, on demand (or in either such case, within any applicable grace period); or

(ii)	any Financial Indebtedness of a Relevant Person becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or

(iii)
a lease, hire purchase agreement or charter creating any Financial Indebtedness of a Relevant Person is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or

(iv)
any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(v)	any Security Interest securing any Financial Indebtedness of a Relevant Person becomes enforceable;

Provided that no Event of Default will occur under this Clause 13.1(f) in relation to the New Corporate Guarantor if the amount of Financial Indebtedness falling within paragraphs (i) to (v) above is less than $2,500,000 (or its equivalent in any other currency or currencies),

(g)	any of the following occurs in relation to a Relevant Person:

(i)	a Relevant Person becomes, in the opinion of the Issuer, unable to pay its debts as they fall due; or

(ii)
all or substantially all of the assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress in respect of a sum of, or sums aggregating, $500,000 or more or the equivalent in another currency and is not discharged within 1 month of the same being levied or sued out; or

(iii)	any administrative or other receiver is appointed over any substantial part of the assets of a Relevant Person; or

(iv)	an administrator is appointed (whether by the court or otherwise) in respect of a Relevant Person; or

(v)
any formal declaration of bankruptcy or any formal statement to the effect that a Relevant Person is insolvent or likely to become insolvent is made by a Relevant Person or by the directors of a Relevant Person or, in any proceedings, by a lawyer acting for a Relevant Person; or

(vi)	a provisional liquidator is appointed in respect of a Relevant Person, a winding up order is made in relation to a Relevant Person or a winding up resolution is passed by a Relevant Person; or

(vii)
a resolution is passed, an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by (aa) a Relevant Person, (bb) the members or directors of a Relevant Person, (cc) a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person, or (dd) a government minister or public or regulatory authority of a Pertinent Jurisdiction having jurisdiction over that Relevant Person for or with a view to the winding up of that or another Relevant Person or the appointment of a provisional liquidator or administrator in respect of that or another Relevant Person, or that or another Relevant Person ceasing or suspending business operations or payments to creditors, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than an Obligor which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Issuer and effected not later than 3 months after the commencement of the winding up; or

(viii)
an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by a creditor of a Relevant Person (other than a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person) for the winding up of a Relevant Person or the appointment of a provisional liquidator or administrator in respect of a Relevant Person in any Pertinent Jurisdiction having jurisdiction over that Relevant Person, unless the proposed winding up, appointment of a provisional liquidator or administration is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead and either (aa) the application or petition is dismissed or withdrawn within 30 days of being made or presented, or (bb) within 30 days of the administration notice being given or filed, or the other relevant steps being taken, other action is taken which will ensure that there will be no administration and (in both cases (aa) or (bb)) the Relevant Person will continue to carry on business in the ordinary way and without being the subject of any actual, interim or pending insolvency law procedure; or

(ix)
a Relevant Person or its directors take any steps (whether by making or presenting an application or petition to a court, or submitting or presenting a document setting out a proposal or proposed terms, or otherwise) with a view to obtaining, in relation to that or another Relevant Person, any form of moratorium, suspension or deferral of payments, reorganisation of debt (or certain debt) by reason of financial difficulties or arrangement with all or a substantial proportion (by number or value) of creditors or of any class of them or any such moratorium, suspension or deferral of payments, reorganisation or arrangement is effected by court order, by the filing of documents with a court, by means of a contract or in any other way at all; or

(x)
any meeting of the members or directors, or of any committee of the board or senior management, of a Relevant Person is held or summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iv) to (ix) or a step preparatory to such action, or (with or without such a meeting) the members, directors or such a committee resolve or agree that such an action or step should be taken or should be taken if certain conditions materialise or fail to materialise; or

(xi)
in a Pertinent Jurisdiction other than England or Wales or to the jurisdiction of whose courts any part of that Relevant Person’s assets are subject, any event occurs, any proceedings are opened or commenced or any step is taken which, in the opinion of the Issuer is similar to any of the foregoing; or

(h)	any Obligor ceases or suspends carrying on its business or a part of its business which, in the opinion of the Issuer, is material in the context of this Agreement; or

(i)	it becomes unlawful in any Pertinent Jurisdiction or impossible:

(i)
for any Obligor or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Issuer considers material under a Finance Document unless provided that none of the interests of the Issuer is prejudiced in any way during the relevant period, the discharge of that liability or compliance with that obligation or exercise or enforcement of those rights ceases to be unlawful within 30 days; or

(ii)	for the Issuer to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or

(j)
any official consent necessary to enable any Obligor or any Security Party to comply with any provision which the Issuer considers material of a Finance Document or any of the Shipbuilding Contracts is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

(k)
any provision which the Issuer considers in its reasonable opinion material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

(l)	the security constituted by a Finance Document is in any way imperilled or in jeopardy; or

(m)	an Event of Default (as defined in the Loan Agreement) occurs; or

(n)
any other event occurs or any other circumstances arise or develop including, without limitation a change in the financial position, state of affairs or prospects of any Obligor in the light of which the Issuer considers that there is a significant risk that any Obligor is, or will later become, unable to discharge its liabilities under the Finance Documents as they fall due.

13.2	Actions following an Event of Default. On, or at any time after, the occurrence of an Event of Default and while the Event of Default is continuing the Issuer may:

(a)	serve on the Obligors a notice stating that all obligations of the Issuer to the Obligors under this Agreement are terminated; and/or

(b)	serve on the Obligors a notice stating that all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(c)	take any other action which, as a result of the Event of Default or any notice served under paragraph (a) or (b), the Issuer is entitled to take under any Finance Document or any applicable law.

13.3
Termination of obligations.  On the service of a notice under Clause 13.2(a), all the obligations of the Issuer to the Obligors under this Agreement shall terminate and the amount specified in Clause 5.6 shall become immediately due and payable or, as the case may be, payable on demand.

13.4
Acceleration of liabilities.  On the service of a notice under Clause 13.2(b), all amounts accrued or owing from the Obligors or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

13.5
Multiple notices; action without notice.  The Issuer may serve notices under Clauses 13.2(a) and (b) simultaneously or on different dates and it may take any action referred to in Clauses 13.2 if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

13.6	Exclusion of Issuer liability. Neither the Issuer nor any receiver or manager appointed by the Issuer, shall have any liability to the Obligors or a Security Party:

(a)
for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)
as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset;

except that this does not exempt the Issuer or a receiver or manager from liability for losses shown to have been caused directly and mainly by the dishonesty or the wilful misconduct of the Issuer’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees.

13.7	Relevant Persons. In this Clause 13 a “Relevant Person” means any Obligor and any Security Party.

13.8
Interpretation.  In Clause 13.1(f) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 13.1(g) “petition” includes an application.

14	FEES AND EXPENSES

14.1	Arrangement and commitment fees. The Obligors shall pay to the Issuer:

(a)	on Guarantee Issue Date in respect of each Guarantee an arrangement fee in respect of such Guarantee in the amount specified in the Fee Letter; and

(b)
quarterly in arrears during the period from (and including) 27 March 2009 to the date of cancellation or termination of the last Guarantee and on the last day of that period a commitment fee at the rate of one point five per cent. (1.5%) per annum.

14.2
Costs of negotiation, preparation etc.  The Obligors shall pay to the Issuer on its demand the amount of all expenses incurred by the Issuer in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document.

14.3
Costs of variation, amendments, enforcement etc.  The Obligors shall pay to the Issuer, on the Issuer’s demand, the amount of all expenses incurred by the Issuer (in the case of paragraphs (a) and (b) such expenses to be reasonably incurred) in connection with:

(a)	any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made;

(b)	any consent or waiver by the Issuer under or in connection with a Finance Document, or any request for such a consent or waiver;

(c)	any step taken by the Issuer with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.

There shall be recoverable under paragraph (c) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

14.4
Documentary taxes.  The Obligors shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Issuer’s demand, fully indemnify the Issuer against any claims, expenses, liabilities and losses resulting from any failure or delay by the Obligors to pay such a tax.

14.5
Certification of amounts.  A notice which is signed by 2 officers of the Issuer, which states that a specified amount, or aggregate amount, is due to the Issuer under this Clause 14 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall (save in the case of manifest error) be prima facie evidence that the amount, or aggregate amount, is due.

15	INDEMNITIES

15.1
Indemnities regarding issue of Guarantees.  Without prejudice to the Obligors’ indemnity contained in Clause 5, the Obligors shall fully indemnify the Issuer on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by the Issuer, or which the Issuer reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)	a Guarantee not being issued on the date specified in the relevant Guarantee Issue Request for any reason other than a default by the Issuer;

(b)
any failure (for whatever reason) by the Obligors to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Obligors on the amount concerned under Clause 6);

(c)	the occurrence and/or continuance of an Event of Default or a Potential Event of Default;

and in respect of any tax (other than tax on its overall net income) for which the Issuer is liable in connection with any amount paid or payable to the Issuer (whether for its own account or otherwise) under any Finance Document.

15.2
Breakage costs.  Without limiting its generality, Clause 15.1 covers any claim, expense, liability or loss, including a loss of a prospective profit, incurred by the Issuer in liquidating or employing deposits from third parties acquired or arranged to fund or maintain any overdue amount.

15.3
Miscellaneous indemnities.  The Obligors shall fully indemnify the Issuer on its demand in respect of all claims, expenses, liabilities and losses which may be made or brought against or incurred by the Issuer, in any country, as a result of or in connection with any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Issuer or by any receiver appointed under a Finance Document other than claims, expenses, liabilities and losses which are shown to have been directly and mainly caused by the dishonesty or wilful misconduct or reckless action with knowledge of the probable consequences of the officers or employees of the Issuer.

15.4
Currency indemnity.  If any sum due from the Obligors or any Security Party to the Issuer under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)	making or lodging any claim or proof against the Obligors or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order or judgment from any court or other tribunal; or

(c)	enforcing any such order or judgment;

the Obligors shall indemnify the Issuer against the loss arising when the amount of the payment actually received by the Issuer is converted at the available rate of exchange into the Contractual Currency.

In this Clause 15.4, the “available rate of exchange” means the rate at which the Issuer is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 15.4 creates a separate liability of the Obligors which is distinct from their other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

15.5
Certification of amounts.  A notice which is signed by 2 officers of the Issuer, which states that a specified amount, or aggregate amount, is due to the Issuer under this Clause 15 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall (save in the case of manifest error) be prima facie evidence that the amount, or aggregate amount, is due.

16	NO SET-OFF OR TAX DEDUCTION

16.1	No deductions. All amounts due from an Obligor under a Finance Document shall be paid:

(a)	without any form of set-off, cross-claim or condition; and

(b)	free and clear of any tax deduction except a tax deduction which that Obligor is required by law to make.

16.2	Grossing-up for taxes. If an Obligor is required by law to make a tax deduction from any payment:

(a)	that Obligor shall notify the Issuer as soon as it becomes aware of the requirement;

(b)	that Obligor shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises;

(c)
the amount due in respect of the payment shall be increased by the amount necessary to ensure that the Issuer receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

No Obligor shall be obliged to pay any additional amount pursuant to paragraph (c) above in respect of any deduction which would not have been required if the Issuer had completed a declaration, claim, exemption, or other form which it has been requested by the Obligors or an applicable taxation authority to complete and which it is able to complete.

16.3
Evidence of payment of taxes.  Within one month after making any tax deduction, the Obligor concerned shall deliver to the Issuer documentary evidence satisfactory to the Issuer that the tax had been paid to the appropriate taxation authority.

16.4
Tax credits.  If the Issuer receives for its own account a repayment or obtains relief or credit in respect of tax paid or otherwise payable by it in respect of or calculated by reference to the increased payment made by an Obligor under Clause 16.2, it shall pay to the relevant Obligor a sum equal to the proportion of the repayment, relief or credit which it allocates to the amount due from that Obligor in respect of which that Obligor made the increased payment:

(a)	the Issuer shall not be obliged to allocate to this transaction any part of a tax repayment, relief or credit which is referable to a class or number of transactions;

(b)
nothing in this Clause 16.4 shall oblige the Issuer to arrange its tax affairs in any particular manner, to claim any type of relief, credit, allowance or deduction instead of, or in priority to, another or to make any such claim within any particular time;

(c)
nothing in this Clause 16.4 shall oblige the Issuer to make a payment which would leave it in a worse position than it would have been in if the relevant Obligor had not been required to make a tax deduction from a payment; and

(d)	any allocation or determination made by the Issuer under or in connection with this Clause 16.4 shall (save in the case of manifest error) be conclusive and binding on the Obligors.

16.5
Exclusion of tax on overall net income.  In this Clause 16 “tax deduction” means any deduction or withholding for or on account of any present or future tax except tax on the Issuer’s overall net income.

17	ILLEGALITY, ETC

17.1	Illegality. This Clause 17 applies if the Issuer notifies the Obligors that it has become, or will with effect from a specified date, become:

(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, any regulation,

for the Issuer to maintain or give effect to any of its obligations under this Agreement or any Guarantee in the manner contemplated by this Agreement.

17.2	Notification and effect of illegality. On the Issuer notifying the Obligors under Clause 17.1:

(a)	the Commitment shall be cancelled;

(b)
the Obligors shall use their best endeavours to procure the prompt cancellation of the Outstandings and the return of each Guarantee to the Issuer endorsed by the Seller to the effect that it is cancelled; and

(c)
by no later than the date specified in the Issuer’s notice under Clause 17.1 as the date on which the notified event would become effective, the Obligors shall pay to the Issuer the amount due under Clause 5.6.

17.3
Mitigation.  If circumstances arise which would result in a notification under Clause 17.1 then, without in any way limiting the rights of the Issuer under Clause 17.2, the Issuer shall notify the Obligor and shall use reasonable endeavours to transfer its obligations and liabilities under this Agreement and the Guarantees and its rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Issuer shall not be under any obligation to take any such action if, in its opinion, to do so would or might:

(a)	have an adverse effect on its business, operations or financial condition; or

(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any official requirement; or

(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

18	INCREASED COSTS

18.1	Increased costs. This Clause 18 applies if the Issuer notifies the Obligors that it considers that as a result of:

(a)
the introduction or alteration after the date of this Agreement of a law or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Issuer’s overall net income); or

(b)
complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Issuer allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement, the Issuer (or a parent company of it) has incurred or will incur an “increased cost”.

18.2	Meaning of “increased costs”. In this Clause 18, “increased costs” means:

(a)
an additional or increased cost incurred as a result of, or in connection with, the Issuer having entered into, or being a party to, this Agreement or having taken an assignment of rights under this Agreement, of funding or maintaining the Outstandings or other unpaid sums or performing its obligations under this Agreement, or of having outstanding all or any part of the Outstandings or other unpaid sums; or

(b)	a reduction in the amount of any payment to the Issuer under this Agreement or in the effective return which such a payment represents to the Issuer or on its capital;

(c)
an additional or increased cost of funding all or maintaining all or any part of the Outstandings or other unpaid sums or (as the case may require) the proportion of that cost attributable to the Outstandings or other unpaid sums; or

(d)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Issuer under this Agreement;

but not an item attributable to a change in the rate of tax on the overall net income of the Issuer (or a parent company of it) or an item covered by the indemnity for tax in Clause 15.1 or by Clause 16 or an item arising directly out of the implementation by the applicable authorities having jurisdiction over the Issuer of the matters set out in the statement of the Basle Committee on Banking Regulations and Supervisory Practices dated July, 1988 and entitled “International Convergence of Capital Measurement and Capital Standards”, to the extent and according to the timetable provided for in the statement.

For the purposes of this Clause 18.2 the Issuer may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class of its assets and liabilities) on such basis as it considers appropriate.

18.3
Payment of increased costs.  The Obligors shall pay to the Issuer, on its demand, the amounts which the Issuer from time to time notifies the Obligors that it has specified to be necessary to compensate it for the increased cost (provided that such demand is accompanied by a certificate from the Issuer confirming the amount of its increased cost  and including a calculation thereof).

18.4
Notice of cancellation.  If the Obligors are not willing to continue to compensate the Issuer for the increased cost under Clause 18.3, the Obligors may give the Issuer not less than 14 days’ notice of its intention to cancel the Commitment and procure the cancellation of the Outstandings.

18.5	Cancellation. A notice under Clause 18.4 shall be irrevocable; and on the date specified in its notice of intended cancellation:

(a)	the Commitment shall be cancelled;

(b)	the Obligors shall procure the cancellation of the Outstandings and the return of each Guarantee to the Issuer endorsed by the Seller to the effect that it is cancelled; and

(c)	the Obligors shall pay to the Issuer the amount due under Clause 5.6.

18.6
Mitigation.  If circumstances arise which would result in a notification under Clause 18.1 then, without in any way limiting the rights of the Issuer under Clause 18.3, the Issuer shall notify the Obligor and shall use reasonable endeavours to transfer its obligations and liabilities under this Agreement and the Guarantees and its rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Issuer shall not be under any obligation to take any such action if, in its opinion, to do so would or might:

(a)	have an adverse effect on its business, operations or financial condition; or

(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any official requirement; or

(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

19	SET-OFF

19.1	Application of credit balances. The Issuer may without prior notice following the occurrence of an Event of Default which is continuing:

(a)
apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of any Obligors at any office in any country of the Issuer in or towards satisfaction of any sum then due from the Obligors to the Issuer under any of the Finance Documents; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of any Obligor;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars;

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Issuer considers appropriate.

19.2
Existing rights unaffected.  The Issuer shall not be obliged to exercise any of its rights under Clause 19.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which the Issuer is entitled (whether under the general law or any document).

19.3	No Security Interest. This Clause 19 gives the Issuer a contractual right of set-off only, and does not create any equitable charge or other Security Interest over any credit balance of the Obligors.

20	TRANSFERS AND CHANGES IN ISSUING OFFICE

20.1	Transfer by Obligor. No Obligor may, without the consent of the Issuer transfer any of its rights, liabilities or obligations under any Finance Document.

20.2
Transfer by Issuer.  The Issuer may transfer all or any of the rights and interests which it has under or by virtue of the Finance Documents with the prior written consent of the Obligors, (not to be unreasonably withheld or delayed) or without the consent of the Obligors if an Event of Default or a Potential Event of Default has occurred and is continuing.

20.3
Rights of transferee.  In respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document, or any misrepresentation made in or in connection with a Finance Document, a transferee of any of the Issuer’s rights or interests under or by virtue of the Finance Documents shall be entitled to recover damages by reference to the loss incurred by that transferee as a result of the breach or misrepresentation irrespective of whether the Issuer would have incurred a loss of that kind or amount.

20.4
Sub-participation; subrogation assignment.  The Issuer may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, the Obligors; and the Issuer may assign, in any manner and terms agreed by it, all or any part of those rights to an insurer or surety who has become subrogated to them.

20.5
Disclosure of information.  The Issuer may disclose to a potential assignee or sub-participant any information which the Issuer has received in relation to the Obligors, any Security Party or their affairs under or in connection with any Finance Document.

20.6	Change of issuing office. The Issuer may change its issuing office by giving notice to the Obligors and the change shall become effective on the later of:

(a)	the date on which the Obligors receive the notice; and

(b)	the date, if any, specified in the notice as the date on which the change will come into effect.

20.7
No additional costs.  If the Issuer transfers or sub-participates any part of its rights and/or obligations under the Finance Documents or changes its issuing office pursuant to this Clause 20 and as a result of circumstances existing at the date the transfer, sub-participation or change occurs, the Obligors would be obliged to make an increased payment to the Issuer under any applicable Clauses of this Agreement then the Issuer is only entitled to recover payment under those Clauses to the same extent as the Issuer would have been if the transfer, sub-participation or change of issuing office had not occurred.

21	VARIATIONS AND WAIVERS

21.1
Variations, waivers etc. by Issuer.  A document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or the Issuer’s rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax, by the Obligors and the Issuer and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

21.2
Exclusion of other or implied variations.  Except for a document which satisfies the requirements of Clauses 21.1, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Issuer (or any person acting on its behalf) shall result in the Issuer (or any person acting on its behalf) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or

(c)	a breach by any Obligor or a Security Party of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law;

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

22	NOTICES

22.1
General.  Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

22.2	Addresses for communications. A notice shall be sent:

(a)	to the Obligors: Suite 306
Commerce Building
One Chancery Lane
Hamilton HM12
Bermuda

Mailing Address:
P.O. Box HM 2522
Hamilton HMGX
Bermuda

Attention:                      William J. Carr
Fax:           +1-441-295-4957

With a copy to:

TBS Shipping Services Inc.
612 East Grassy Sprain Road
Yonkers, NY  10710 U.S.A.

Attention:  Ferdinand V. Lepere

Fax :           +1-914-961-5121

(b)	to the Issuer: The Royal Bank of Scotland plc
Shipping Business Centre
5-10 Great Tower Street
London EC3R 3HX

Fax No:                      +44 207 283 7538

Attention: Ship Finance Portfolio Management

or to such other address as the relevant party may notify the other.

22.3	Effective date of notices. Subject to Clauses 22.4 and 22.5:

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered;

(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

22.4	Service outside business hours. However, if under Clause 22.3 a notice would be deemed to be served:

(a)	on a day which is not a business day in the place of receipt; or

(b)	on such a business day, but after 5 p.m. local time;

the notice shall (subject to Clause 22.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

22.5
Illegible notices.  Clauses 22.3 and 22.4 do not apply if the recipient of a notice notifies the sender within 1 hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

22.6
Valid notices.  A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

22.7	English language. Any notice under or in connection with a Finance Document shall be in English.

22.8	Meaning of “notice”. In this Clause 22 “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

23	JOINT AND SEVERAL LIABILITY

23.1	General. All liabilities and obligations of the Obligors under this Agreement shall, whether expressed to be so or not, be several and, if and to the extent consistent with Clause 23.2, joint.

23.2	No impairment of Obligor’s obligations. The liabilities and obligations of an Obligor shall not be impaired by:

(a)	this Agreement being or later becoming void, unenforceable or illegal as regards any other Obligor;

(b)	the Issuer entering into any rescheduling, refinancing or other arrangement of any kind with any other Obligor;

(c)	the Issuer releasing any other Obligor or any Security Interest created by a Finance Document; or

(d)	any combination of the foregoing.

23.3
Principal debtors.  Each Obligor declares that it is and will, throughout the Security Period, remain a principal debtor for all amounts owing under this Agreement and the Finance Documents and no Obligor shall in any circumstances be construed to be a surety for the obligations of any other Obligor under this Agreement.

23.4	Subordination. Subject to Clause 23.5, during the Security Period, no Obligor shall:

(a)
claim any amount which may be due to it from any other Obligor whether in respect of a payment made, or matter arising out of, this Agreement or any Finance Document, or any matter unconnected with this Agreement or any Finance Document; or

(b)	take or enforce any form of security from any other Obligor for such an amount, or in any other way seek to have recourse in respect of such an amount against any asset of any other Obligor; or

(c)	set off such an amount against any sum due from it to any other Obligor; or

(d)	prove or claim for such an amount in any liquidation, administration, arrangement or similar procedure involving any other Obligor or other Security Party; or

(e)	exercise or assert any combination of the foregoing.

23.5
Obligor’s required action.  If during the Security Period, the Issuer, by notice to a Obligor, requires it to take any action referred to in paragraphs (a) to (d) of Clause 23.4, in relation to any other Obligor, that Obligor shall take that action as soon as practicable after receiving the Issuer’s notice.

24	SUPPLEMENTAL

24.1	Rights cumulative, non-exclusive. The rights and remedies which the Finance Documents give to the Issuer are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

24.2
Severability of provisions.  If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

24.3	Counterparts. A Finance Document may be executed in any number of counterparts.

24.4	Third party rights. A person who is not a party to this Agreement has no right under the Contracts (of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

25	LAW AND JURISDICTION

25.1	English law. This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

25.2	Exclusive English jurisdiction. Subject to Clause 25.3, the courts of England shall have exclusive jurisdiction to settle any Dispute.

25.3	Choice of forum for the exclusive benefit of the Issuer. Clause 25.2 is for the exclusive benefit of the Issuer, which reserves the rights:

(a)	to commence proceedings in relation to any Dispute in the courts of any country other than England and which have or claim jurisdiction to that Dispute; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

No Obligor shall commence any proceedings in any country other than England in relation to a Dispute.

25.4
Process agent.  Each Obligor irrevocably appoints Curtis Davis Garrard LLP at its registered office for the time being, presently at 2 Roundwood Avenue, Stockley Park, Uxbridge UB11 1AF, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.

25.5
Issuer’s rights unaffected.  Nothing in this Clause 25 shall exclude or limit any right which the Issuer may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

25.6
Meaning of “proceedings”.  In this Clause 25, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure and a “Dispute” means any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) or any contractual obligation arising out of or in connection with this Agreement.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

GUARANTEE ISSUE REQUEST

To:           The Royal Bank of Scotland plc
5-10 Great Tower Street
London EC3R 3HX

Attention: [●]

[●] 2007

GUARANTEE ISSUE REQUEST

1
We refer to the facility agreement (the “Facility Agreement”) dated as of 29 March 2007 and made between Argyle Maritime Corp., Caton Maritime Corp., Dorchester Maritime Corp., Longwoods Maritime Corp., McHenry Maritime Corp. and Sunswyck Maritime Corp., as Obligors, and yourselves, as Issuer, in connection with a guarantee facility of up to US$84,000,000.  Terms defined in the Facility Agreement have their defined meanings when used in this Guarantee Issue Request.

2	We request the issue of a Guarantee in the form attached as follows:

(a)	Amount of the Guarantee: [●];

(b)	Guarantee Issue Date: [●];

(c)	Expiry date of the Guarantee: [●];

(d)	Delivery Instructions: [●].

3	We represent and warrant that:

(a)	the representations and warranties in Clause 8 of the Facility Agreement would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing;

(b)	no Event of Default or Potential Event of Default has occurred and is continuing or will result from the issue of the Guarantee.

4	This notice cannot be revoked without the prior consent of the Issuer.

[Name of Signatory]

For and on behalf of
[relevant Obligor]

SCHEDULE 2

CONDITION PRECEDENT DOCUMENTS

PART A

The following are the documents referred to in Clause 7.1(a) required before service of the first Guarantee Issue Request

1	A duly executed original of each Finance Document (and of each document required to be delivered by each Finance Document) other than those referred to in Part B

2	Copies of the certificate of incorporation and constitutional documents and evidence of the goodstanding (or its equivalent) of each Obligor and each Security Party.

3
Copies of resolutions of the directors of each Obligor and each Security Party and copies of the resolutions of the shareholders of each Obligor, in each case authorising the execution of each of the Finance Documents to which that Obligor or that Security Party is a party and, in the case of each Obligor, authorising named officers to make Guarantee Issue Requests and ratifying execution of the Shipbuilding Contracts.

4	The original of any power of attorney under which any Finance Document is executed on behalf of the Obligor or a Security Party.

5	Copies of all consents which any Obligor or any Security Party requires to enter into, or make any payment under, any Finance Document or the Shipbuilding Contracts.

6	Copies of the Shipbuilding Contracts of the Overall Agreement.

7	Such documentary evidence as the Issuer and its legal advisers may require in relation to the due authorisation and execution by the Seller of the Shipbuilding Contracts of the Overall Agreement.

8	Documentary evidence that the agent for service of process named in Clause 28 has accepted its appointment.

9	Favourable legal opinions from lawyers appointed by the Issuer on such matters concerning the laws of Bermuda and Marshall Islands.

10
A written statement from a person acceptable to the Issuer confirming the identity of the ultimate beneficial owner or owners of the shares in the Obligors, the Corporate Guarantor and each other Security Party and of the identity of the person or persons controlling the voting rights attached to those shares.

11
Such documents and evidence as the Issuer shall require in relation to each Security Party based on applicable law and regulations, and the Issuer’s owner internal guidelines, relating to the Issuer’s knowledge of its customers.

12	Such documentary evidence as the Issuer and its legal advisers may require in relation to the due authorisation and execution by the parties to the Intercreditor Agreement (other than the Issuer).

13	If the Issuer so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Issuer.

Each of the documents specified in paragraphs 2, 3, 5, 6 and every other copy document delivered under this Schedule shall be certified as a true and up to date copy by a director, representative director or the secretary (or equivalent officer) of the relevant Obligor.

PART B

The following are the documents referred to in Clause 7.1(b) required before the issue of a Guarantee:

1	the Pre-delivery Security Assignment in respect of the Shipbuilding Contract relating to such Ship (and of each document to be delivered thereunder); and

2	favourable legal opinions from lawyers appointed by the Issuer on such matters concerning the laws of the Marshall Islands and China.

3
a copy of the relevant Refund Guarantee together with such documentary evidence as the Agent, and its legal advisers may require in relation to the due authorisation and execution by the Refund Guarantor of that Refund Guarantee and that such Refund Guarantee has been registered with the State Administration of Foreign Exchange in China;

SCHEDULE 3

FINANCIAL COVENANTS

Pursuant to Clause 11.18 of this Agreement the Obligors undertake that at all times they shall not:

(a)
Minimum Cash Liquidity.  For each calendar month ending on or after the date hereof, permit Qualified Cash of the Security Parties to be less than $15,000,000 at any time during such calendar month provided that the Obligors shall ensure that at least $5,000,000 (excluding any restricted cash) is deposited with the Agent at all times in any such calendar month.

(b)
Maximum Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter set forth below and for the period of four fiscal quarters then ending of Holdings and its Subsidiaries to be greater than the ratio set forth below opposite such time period:

Four Fiscal Quarter Ending:	Maximum Consolidated Leverage Ratio
30 June 2010	5.00:1.00
30 September 2010	3.75:1.00
31 December 2010	3.00:1.00
31 March 2011	3.00:1.00
30 June 2011	2.75:1.00
30 September 2011 and thereafter	2.50:1.00

(c)
Minimum Consolidated Fixed Charge Coverage Ratio.  Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter set forth below and for the period of four fiscal quarters then ending of Holdings and its Subsidiaries to be less than the ratio set forth below opposite such time period:

Four Fiscal Quarter Ending:	Minimum Consolidated Fixed Charge Coverage Ratio
31 December 2010	1.10:1.00
31 March 2011	1.30:1.00
30 June 2011	1.50:1.00
30 September 2011 and thereafter	1.75:1.00

(d)
Minimum Consolidated Interest Charges Coverage Ratio.  Permit the Consolidated Interest Charges Coverage Ratio as of the end of any fiscal quarter set forth below and for the period of four fiscal quarters then ending of Holdings and its Subsidiaries to be less than the ratio set forth below opposite such time period:

Four Fiscal Quarter Ending:	Minimum Consolidated Interest Charges Coverage Ratio
31 March 2010	2.50:1.00
30 June 2010	3.00:1.00
30 September 2010	3.75:1.00

For the avoidance of doubt the Consolidated Interest Charges Coverage Ratio will not be measured for any fiscal quarter ending after 30 September 2010.

For the purposes of this Schedule 3 the following terms shall have the following meanings.

“Attributable Indebtedness”  means, on any date, (a) in respect of any Capitalised Lease of any Person, the capitalised amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalised amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalised Lease and (c) all Synthetic Debt of such Person;

“Availability”  means the amount available for drawing under the Bank of America Facilities;

“Capitalised Leases”  means all leases that have been or should be, in accordance with GAAP, recorded as capitalised leases;

“Cash Equivalents”  means any of the following types of Investments, to the extent owned by Holdings or any of their Subsidiaries free and clear of all Security Interests (other than (i) a Security Interest in favour of the Bank of America, N.A. in respect of the obligations arising under the Bank of America Facilities and/or (ii)  Permitted Security Interests):

(a)
readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b)
time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organised under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organised under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in Clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 90 days from the date of acquisition thereof;

(c)
commercial paper issued by any Person organised under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof; and

(d)
Investments, classified in accordance with GAAP as current assets of the Obligors or any of their Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in Clauses (a), (b) and (c) of this definition;

“Consolidated EBITDA”  means, at any date of determination, an amount equal to Consolidated Net Income of Holdings and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period, plus (a) the following to the extent deducted in calculating such Consolidated Net Income (and without duplication ): (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income taxes payable, (iii) depreciation and amortization expense, (iv) net losses from the sales of vessels as permitted under this Agreement, (v) any non-cash impairment charges incurred during each fiscal year of Holdings and its Subsidiaries ending December 31, 2008, December 31, 2009, December 31, 2010 and December 31, 2011 in respect of any of Holdings or its Subsidiaries  goodwill and Vessels (in each case of or by Holdings and its Subsidiaries for such Measurement Period), (vi) costs incurred during such Measurement Period in connection with the redomicilation of Holdings in an aggregate amount not to exceed $3,000,000 for all Measurement Periods, and (vii) any non-cash compensation in the form of Equity Interests or other equity awards made to employees of Holdings and its Subsidiaries in the fiscal years of Holdings and its Subsidiaries ending December 31, 2010 and December 31, 2011 in an aggregate amount not to exceed $10,000,000 in each such fiscal year (in each case of or by Holdings and its Subsidiaries for such Measurement Period), and minus (b) the following to the extent included in calculating such Consolidated Net Income: all net gains from the sales of vessels as permitted under this Agreement (in each case of or by Holdings and its Subsidiaries for such Measurement Period ); provided that, to the extent characterized as interest on the income statements of Holdings and its Subsidiaries for such Measurement Period pursuant to FASB Interpretation No. 133 – Accounting for Derivative Instruments and Hedging Activities (June 1998), non-cash adjustments in connection with any interest rate Swap Contract entered into by Holdings or any of its Subsidiaries, shall be excluded;

“Consolidated Fixed Charge Coverage Ratio”  means, at any date of determination, the ratio of:

(a)
the result of (i) Consolidated EBITDA, less (ii) the sum of (x) federal, state, local and foreign income taxes paid in cash and (y) Restricted Payments made, in each case, for the most recently completed Measurement Period, to

(b)
the sum of (i) Consolidated Interest Charges for the most recently completed Measurement Period, (ii) the aggregate principal amount of all regularly scheduled principal payments or redemptions or similar acquisitions for value of outstanding debt for borrowed money for the period of twelve (12) consecutive months following such date of determination, but excluding any principal payments to be made in respect of the Revolving Credit Facility (as defined in the Bank of America Facilities);

“Consolidated Funded Indebtedness”  means, as of any date of determination, for Holdings and its Subsidiaries on a consolidated basis, the sum of:

(a)
the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations under and as defined in the Bank of America Facilities) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)	all purchase money Indebtedness;

(c)	all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(d)	all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)	all Attributable Indebtedness;

(f)	without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in Clauses (a) through (e) above of Persons other than the Obligors or any Subsidiary; and

(g)
all Indebtedness of the types referred to in Clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which an Obligor or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Obligor or such Subsidiary;

“Consolidated Interest Charges”  means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest but excluding capitalized interest on Permitted New Vessel Construction Indebtedness) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by Holdings and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that, to the extent characterized as interest on the income statements of Holdings and its Subsidiaries for such Measurement Period pursuant to FASB Interpretation No. 133 – Accounting for Derivative Instruments and Hedging Activities (June 1998), non-cash adjustments in connection with any interest rate Swap Contract entered into by Holdings or any of its Subsidiaries, shall be excluded;

“Consolidated Interest Charges Coverage Ratio”  means, at any date of determination, the ratio of (a) the result of (i) Consolidated EBITDA less (ii) the sums of Federal, State, local and foreign income taxes paid in cash for the most recently completed Measurement Period to (b) Consolidated Interest Charges for the most recently completed Measurement Period;

Consolidated Leverage Ratio”  means, as of any date of determination, the ratio of:

(a)	Consolidated Funded Indebtedness as of such date to:

(b)	Consolidated EBITDA of Holdings and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period;

“Consolidated Net Income”  means, at any date of determination, the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude:

(a)	extraordinary gains and extraordinary losses for such Measurement Period;

(b)
the net income of any Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organisation Documents or any agreement, instrument or law applicable to such Subsidiary during such Measurement Period, except that Holdings’ equity in any net loss of any such Subsidiary for such-Measurement Period shall be included in determining Consolidated Net Income; and

(c)
any income (or loss) for such Measurement Period of any Person if such Person is not a Subsidiary, except that Holdings’ equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Period to Holdings or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to Holdings as described in Clause (b) of this proviso);

“Debtor Relief Laws”  means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganisation, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally;

“Equity Interests”  means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase of acquisition from such Person of shares of capital stock of (or ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination;

“GAAP”  means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied;

“Guarantee”  means, as to any Person:

(a)
any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect,_ (i) to purchase or pay (or advance or supply funds the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or

(b)
any Security Interest on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Security Interest).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning;

“Holdings”  means the New Corporate Guarantor;

“Indebtedness”  means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)	all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)
the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)	net obligations of such Person under any Swap Contract;

(d)
all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 60 days after the date on which such trade account was created);

(e)
indebtedness (excluding prepaid interest thereon) secured by a Security Interest on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)	all Attributable Indebtedness in respect of Capitalised Lease and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;

(g)
all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)	all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date;

“Intangible Assets”  means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortised deferred charges, unamortised debt discount and capitalised research and development costs;

“Investment”  means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of:

(a)	the purchase or other acquisition of Equity Interests of another Person;

(b)	a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person;

(c)
the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person; or

(d)
the acquisition or construction of a vessel. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment;

“Measurement Period”  means, at any date of determination, the most recently completed four fiscal quarters of Holdings;

“Moody’s”  means Moody’s Investors Service Inc., and any successor thereto;

“Organisation Documents”  means:

(a)	with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction);

(b)	with respect to any limited liability company, the certificate or articles of formation or organisation and operating agreement; and

(c)
with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organisation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organisation with the applicable governmental authority in the jurisdiction of its formation or organisation and, if applicable, any certificate or articles of formation or organisation of such entity;

“Permitted New Vessel Construction Indebtedness”  means Indebtedness incurred after the date when all the conditions precedent in Section 4.01 of the Bank of America Credit Facilities are satisfied or waived by Subsidiaries of Holdings that are not borrowers or guarantors under the Bank of America Credit Facilities in connection with the construction of up to twelve (12) multipurpose tweendecks or bulk carrier shipping vessels;

“Person”  means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity;

“Qualified Cash”  means, as of any date of determination, the amount of cash and Cash Equivalents which is freely transferable and not subject to a Security Interest (other than (i) a Security Interest in favour of the Bank of America, N.A. in respect of the obligations arising under the Bank of America Facilities and/or (ii) a Permitted Security Interest) pledge, security interest, encumbrance, escrow or cash collateral arrangement or any other restriction on its use;

“Restricted Payment”  means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment;

“Shareholders’ Equity”  means, as of any date of determination, consolidated shareholders’ equity of Holdings and its Subsidiaries as of that date determined in accordance with GAAP;

“S&P”  means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies Inc., and any successor thereto;

“Subsidiary”  of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings;

“Swap Contract”  means:

(a)
any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement; and

(b)
any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement;

“Swap Termination Value”  means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts:

(a)	for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s); and

(b)
for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognised dealer in such Swap Contracts;

“Synthetic Debt”  means, with respect to any Person as of any date of determination thereof, obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation”  means the monetary obligation of a Person under:

(a)	a so-called synthetic, off-balance sheet or tax retention lease; or

(b)
an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterised as the indebtedness of such Person (without regard to accounting treatment).

SCHEDULE 4

FORM OF COMPLIANCE CERTIFICATE

To:           The Royal Bank of Scotland plc
Shipping Business Centre
5-10 Great Tower Street
London EC3P 3HX

Attention:  Ship Finance Portfolio Management

From:           TSB International Public Limited Company

OFFICER’S CERTIFICATE

This Certificate is rendered pursuant to clause 9.16(b) of the facility agreement dated as of 29 March 2007 (the “Facility Agreement”) and entered into between (i) Argyle Maritime Corp, Caton Maritime Corp, Dorchester Maritime Corp, Longwood Maritime Corp, McHenry Maritime Corp and Sunswyck Maritime Corp and (ii) The Royal Bank of Scotland plc as Issuer relating to a guarantee facility of US$84,000,000.  Words and expressions defined in the Facility Agreement shall have the same meanings when used herein.

I, the Chief Financial Officer of the New Corporate Guarantor, hereby certify that:

1	Attached to this Certificate are the latest [audited][unaudited] accounts of the Guarantor and its consolidated subsidiaries for the financial year [quarter] ending on [●].

2	Set out below are the respective amounts, in US Dollars, of Cash Equivalents, Consolidated EBITDA, Consolidated Interest Charges, Consolidated Net Income and Qualified Cash:

US Dollars
Cash Equivalents	[●]
Consolidated EBITDA	[●]
Consolidated Interest Charges	[●]
Consolidated Net Income	[●]
Qualified Cash	[●]

3	Accordingly, as at the date of this Certificate the financial covenants set out in Appendix 8 of the Loan Agreement [are][are not] complied with, in that as at [●]:

(a)	Minimum Cash Liquidity US$[●];

(b)	Maximum Consolidated Leverage Ratio [x.xx];

(c)	Minimum Consolidated Fixed Charge Coverage Ratio [x.xx].

4	As at [●] no Event of Default has occurred and is continuing [or, specify / identify any Event of Default].

……………………………………………..

Chief financial officer
TBS International Public Limited Company

EXECUTION PAGE

[INTENTIONALLY OMITTED]

APPENDIX A

FORM OF DELIVERY SECURITY ASSIGNMENT

APPENDIX B

FORM OF CORPORATE GUARANTEE

APPENDIX C

FORM OF GUARANTEE

APPENDIX D

FORM OF INTERCREDITOR AGREEMENT

APPENDIX 2

FORM OF CORPORATE GUARANTEE SUPPLEMENTS